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                                                                      EXHIBIT 11




                 STUART ENTERTAINMENT, INC. AND SUBSIDIARIES
            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                Years Ended December 31,
                                         --------------------------------------
                                            1995          1994          1993
                                         --------------------------------------

Shares of common stock outstanding at
  beginning of year(1)                    6,538,788     3,405,353    3,367,543
Weighted-average shares issued during
  the year                                  115,270       155,495       25,541
Weighted-average shares assumed issued
  under stock option plans and exercise
  of warrants (using treasury stock
  method) during the year under
  primary(2)                                 51,846          -         131,028
                                          ---------    -----------   ---------
Average common and common equivalent
  shares outstanding - primary            6,705,904     3,560,848    3,524,112

Weighted-average shares assumed issued
  under stock option plans and exercise
  of warrants (using treasury stock
  method) during the year under fully
  dilutive(2)                               347,318          -            -
                                          ---------    -----------   ---------
Average common and common equivalent
  shares outstanding - fully dilutive     7,053,222     3,560,848    3,524,112
                                          =========    ===========   =========

Net income (loss):
Income (loss) before cumulative effect
  of change in accounting principle       $ 786,000    $(1,608,000)  $ 512,000
                                          ---------    -----------   ---------

  Cumulative effect of change in
    accounting principle                       -              -        187,000
                                          ---------    -----------   ---------
  Net income (loss)                       $ 786,000    $(1,608,000)  $ 699,000
                                          ---------    -----------   ---------

Earnings (loss) per share - primary:
  Income (loss) before cumulative effect
   of change in accounting principle          $0.12         $(0.45)      $0.15
  Cumulative effect of change in
   accounting principle                        -              -            .05
                                          ---------    -----------   ---------
  Earnings (loss) per share - primary         $0.12         $(0.45)      $0.20
                                          ---------    -----------   ---------

Earnings (loss) per share - fully
 dilutive:
  Income (loss) before cumulative
    effect of change in accounting
     principle                                $0.11         $(0.45)      $0.15
  Cumulative effect of change in
   accounting principle                        -              -            .05
                                          ---------    -----------   ---------
  Earnings (loss) per share - fully
   dilutive                                   $0.11         $(0.45)      $0.20
                                          =========    ===========   =========

(1) This represents total outstanding shares of common stock less treasury shares. See Note 1 to the Consolidated Financial Statements and the Consolidated Statement of Stockholders' Equity in Item 14 for additional information.
(2) No amount is included in 1994, as it would make the calculation anti-dilutive. If the calculation was not anti-dilutive, average common and common equivalent shares would be increased by $3,602.